                                                                  Exhibit (a)(1)

                             RAINMAKER SYSTEMS, INC.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
       HAVING AN EXERCISE PRICE PER SHARE OF $0.40 OR MORE FOR NEW OPTIONS

================================================================================

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
           AT 5:00 P.M., PACIFIC TIME, ON THURSDAY, JANUARY 24, 2002,
                          UNLESS THE OFFER IS EXTENDED.

================================================================================

          Rainmaker Systems, Inc. ("Rainmaker Systems") is offering certain option holders who are current employees of Rainmaker Systems or one of our subsidiaries the opportunity to exchange outstanding stock options with an exercise price per share of $0.40 or more granted pursuant to our 1999 Stock Incentive Plan, as amended and restated (the "1999 plan"), our 1998 Stock Option/Stock Issuance Plan (the "1998 plan"), or our 1995 Stock Option/Stock Issuance Plan (the "1995 plan") (collectively, the "option plans") for new options to purchase shares of our common stock (the "new options") that we will grant under the 1999 plan.

          An "eligible option" is an option to purchase shares of our common stock with an exercise price per share of $0.40 or more that is currently outstanding under our option plans. If you choose to tender any eligible option, you must also tender all options granted to you after May 30, 2001 with an exercise price less than the highest exercise price of other options tendered (the "required options").

          For each option you tender that we accept for exchange, you will receive a new option exercisable for the same number of shares that were subject to the tendered option. For purposes of the offer, "option" means an option granted on a particular date to purchase a specified number of shares of our common stock at the same exercise price per share. Non-employee directors, board advisors or consultants of Rainmaker Systems are not eligible to participate in the offer.

          We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended or supplemented from time to time, constitute the "offer"). You are not required to accept the offer. If you choose to accept the offer, you may tender any or all of your eligible options. If you decide to tender one or more of your eligible options but not all of them, then you must tender the entire outstanding portion of each particular option you want to have exchanged. If you choose to tender any eligible option, you must tender all of your required options.

          The offer is subject to conditions described in Section 7 of this offer to exchange. The offer is not conditioned upon a minimum aggregate number of options being tendered.

          We will grant you a new option under the 1999 plan for each eligible option tendered that we accept for exchange, but only if you continue to be an employee of Rainmaker Systems or any of its subsidiaries through the grant date of the new option. If you cease your employment for any reason with Rainmaker Systems or any of its subsidiaries after we accept your tendered options for exchange and cancellation and prior to the grant date of the new options, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options. The new options will be granted on or after the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled. The exercise price of the new options will be equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on The Nasdaq National Market ("Nasdaq") or on the OTC Bulletin Board, as the case may then be. Each new option will be granted under the 1999 plan and the vesting schedule of the new options will be such that the new options will be fully vested as of the same date the holder would have fully vested in the tendered options. However, if you are a non-exempt employee for purposes of overtime requirements under federal labor laws, none of your new options will be exercisable until the date that is six-months after the grant date of those new options.

          All tendered options accepted by us pursuant to the offer will be cancelled and covered shares will be available for re-grant. Any eligible option that you do not tender will remain outstanding in accordance with its terms.

          As of November 28, 2001, options to purchase 4,849,179 shares of our common stock were issued and outstanding under our 1999 plan, including eligible options to purchase up to 2,721,720 shares of our common stock.

          Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options, taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in the offer.

          Shares of our common stock are quoted on Nasdaq under the symbol "RMKR." On November 29, 2001 the last reported sale price of our common stock on Nasdaq was $ 0.30 per share. The new options will not be granted until on or after the first trading day that is at least six months and one day after the date that tendered options are accepted for exchange and cancelled. The exercise price per share of the new options will be equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be. The exercise price of your new options may be higher or lower than the current price of our common stock, and it may be higher or lower than the exercise price per share of your eligible options. The market price of our common stock has declined substantially over the last year and has been subject to wide fluctuation. After the grant date of the new options, our common stock may trade at prices below the exercise price per share of the new options. In that case, depending on the exercise price of your tendered options and other factors, the new options may be less valuable than the options you are tendering for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer.

          This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

          You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Martin Hernandez, Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066 (telephone: (831) 430-3800).

          We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering or not tendering options in this offer.

          The date of this offer to exchange is November 30, 2001.

          A "Summary Term Sheet" describing the principal terms of the offer appears on pages 1 through 9, following the table of contents. You should read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your options.

                                    IMPORTANT

          If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066,
Attention: Martin Hernandez (facsimile: (831) 430-9705). The letter of transmittal will be furnished to you and filed with the SEC when we commence the offer.

          We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

          The threshold exercise price we have set to determine which options may be tendered in response to this offer, does not, and is not meant to, reflect our view of what the trading price of our common stock will be in the short, medium or long term.

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
SUMMARY TERM SHEET...................................................................................        1

THE OFFER ...........................................................................................       10

1.     NUMBER OF OPTIONS; EXPIRATION DATE ...........................................................       10

2.     PURPOSE OF THE OFFER .........................................................................       11

3.     STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED .....................................................       13

4.     PROCEDURES FOR TENDERING OPTIONS .............................................................       13

5.     WITHDRAWAL RIGHTS ............................................................................       14

6.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS ...............................       15

7.     CONDITIONS OF THE OFFER ......................................................................       17

8.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS ...........................................       20

9.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS .....................................       21

10.    NEW OPTIONS WILL DIFFER FROM ELIGIBLE OPTIONS ................................................       25

11.    INFORMATION CONCERNING RAINMAKER SYSTEMS .....................................................       25

12.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS ....       27

13.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER ..........       28

14.    LEGAL MATTERS; REGULATORY APPROVALS ..........................................................       28

15.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ................................................       29

16.    EXTENSION OF OFFER; TERMINATION; AMENDMENT ...................................................       31

17.    FEES AND EXPENSES ............................................................................       32

18.    ADDITIONAL INFORMATION .......................................................................       32

19.    MISCELLANEOUS ................................................................................       33

Schedule I - Information Concerning the Directors and Executive Officers of Rainmaker Systems

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the relevant sections of this offer to exchange where you can find more complete descriptions of the topics in this summary.

 . Why are you making the offer?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and, accordingly, are not effective in retaining and providing incentives to our current employees. By making this offer to exchange outstanding options for new options that have an exercise price equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be, we hope to provide current employees of Rainmaker Systems and its subsidiaries with the benefit of holding our equity securities that over time will have a greater potential to increase in value, and thereby provide them with better performance incentives to maximize stockholder value. (Page 11)

 . What securities are you offering to exchange?

     We are offering to exchange all stock options held by current employees of Rainmaker Systems or any of its subsidiaries with an exercise price per share of $0.40 or more that are outstanding under our 1999 plan for new options to be granted under the 1999 plan. If you have an outstanding option which was granted to you under the 1998 plan or 1995 plan, that option is also considered to be outstanding under the 1999 plan and may be an eligible option, because at the time of our initial public offering, the 1998 plan and 1995 plan were assumed by the 1999 plan. If you elect to tender any of these eligible options, you must also tender all of your required options. Required options are all options granted to you after May 30, 2001 with an exercise price less than the highest exercise price of other options tendered." (Page 10)

 . Who is eligible to participate in the offer?

     All employees of Rainmaker Systems or any of its subsidiaries, including our executive officers, are eligible to participate in the offer to the extent they hold outstanding eligible options. Non-employee members of the Board of Directors and of the Advisory Board are not eligible to participate in the offer. (Page 10)

 . May I tender options that I have already exercised?

     The offer only pertains to options, and does not apply in any way to shares purchased upon the exercise of options, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not an eligible option subject to the offer. If you have exercised an eligible option in part, the remaining outstanding (unexercised and expired) portion of the option is subject to the offer and may be tendered for exchange and cancellation.

 .  May I tender both vested and unvested options?

     Yes. You may tender any or all of your eligible options, whether or not they are vested. If you elect to tender any eligible options, you must also tender all of your required options, whether vested or unvested.

 .  What are the conditions to the offer?

     The offer is not conditioned upon a minimum aggregate number of options being tendered by the option holders as a group. The offer is subject to a number of conditions, including the conditions described in Section 7. (Page 17)

 . With respect to each of my eligible options, do I have to tender the entire option or may I decide to tender only a portion of the option?

     You are not required to accept the offer. However, if you choose to tender any eligible option for exchange, you must tender all of your required options. By tendering any eligible option pursuant to this offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation.

     With respect to your eligible options, you may choose to tender one eligible option in its entirety and not tender another. You may not tender less than all of a particular outstanding option. For example, if you have received two eligible options, you may choose to tender neither option, both options or one option. However, if you wish to tender an eligible option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an eligible option in part, the option is outstanding only to the extent of the unexercised portion of the option. (Page 16)

 .  How many new options will I receive in exchange for my tendered options?

     The number of shares of our common stock subject to each new option we grant pursuant to the offer will be the same as the number of shares of our common stock subject to the option you tender in exchange for that new option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the new options. All new options will be granted under our 1999 plan, and will be subject to the terms and conditions of that plan and a new stock option agreement between you and us. All new options will be options to purchase shares of our common stock. All tendered options that we accept for exchange will be cancelled, along with the corresponding stock option agreement, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of those cancelled options. (Page 15)

 .  What happens if I do not accept the offer?

     All eligible options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms. (Page 13)

 .  Must I remain in my employment with Rainmaker Systems to receive new options?

     Yes. To receive a new option under the 1999 plan, you must remain an employee of Rainmaker Systems or any of its subsidiaries through the date we grant the new options. As discussed below, the new options will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

     If you do not remain an employee of Rainmaker Systems or any of its subsidiaries from the date you tender your options through the date your new options are granted, you will not receive any new options or any other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled. The rule applies regardless of the reason your employment is terminated and whether as a result of voluntary resignation, involuntary termination, death or disability. (Page 15)

 . What happens if I am not an employee of Rainmaker Systems when the new options are granted?

     If you are not an employee of Rainmaker Systems or any of its subsidiaries when new options are granted, you will not be granted any new options in exchange for your cancelled options. If your employment with us terminates for any reason after your tendered options are accepted for exchange and cancelled but prior to the grant date of the new options, you will not be entitled to receive a new option grant or to have your cancelled options returned or to receive any payment for your cancelled options. You will only be entitled to receive a new option grant if you continue to remain an employee through and including the date of grant.

     Your eligible options may currently be fully or partially vested. If you do not accept the offer, when your employment with us ends, you generally will be able to exercise your eligible options during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends. But, if you accept the offer and terminate employment after the expiration of this offer, your tendered options will be cancelled, and you will not be eligible to receive new options if you are not employed with us from the date you tender your eligible options through the grant date of the new options. (Page 15)

 . What happens if I tender options and then cease to be an employee of Rainmaker Systems before the offer ends?

     If you cease to be an employee of Rainmaker Systems or any of its subsidiaries for any reason prior to the expiration of the offer, your tender of those options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any new options in exchange therefor.

 . What happens if I tender options, receive new options and then cease to be an employee of Rainmaker Systems?

     If your employment with us terminates after the date of grant of new options, you will only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement in which to exercise your new options following your termination of employment. Once your tendered options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

     The offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the new options, for any reason, with or without cause.

 .  When will I receive my new options?

     We will grant the new options on or after the first trading day that is at least six months and one day after the date we accept and cancel tendered options. If we accept and cancel tendered options on January 24, 2001, which is the scheduled Expiration Date of the offer, the grant date of the new options will be on or after July 25, 2002. (Page 15)

 .  Why don't we simply reprice the current options?

     "Repricing" existing options could result in variable accounting for such options, which could require us for financial reporting purposes to record additional compensation expense each quarter for every increase in the price of our common stock relating to outstanding repriced options until the repriced options are exercised, canceled or expire. This could have negative consequences on our earnings. (Page 28)

 . Why won't I receive my new options immediately after the expiration date of the offer?

     If we were to grant the new options to option holders participating in the offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, it would be deemed a repricing. As a result, we could be required for financial reporting purposes to record a compensation expense against our earnings each quarter until the new options are exercised, cancelled or terminated. By deferring the grant of the new options for at least six months and one day, we will not have to record such a compensation expense with respect to those options. (Page 28)

 .  What will be the exercise price of the new options?

     The exercise price per share of the new options will be equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be. Accordingly, we cannot predict the exercise price of the new options, which may be higher or lower than the current market price of our common stock. The last quoted sale price per share of our common stock on Nasdaq on November 29, 2001 was $0.30. Because we will not grant new options until on or after the first trading day that is at least six months and one day after the date we accept and cancel the options tendered for exchange, the new options may have a higher exercise price than some or all of your tendered options. In addition, after the grant of the new options, our common stock may trade at a price below the exercise price per share of those options. In that case, depending on the exercise price of your tendered options and other factors, the new options may be less valuable than the options you are tendering for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future. (Page 10)

 .  When will the new options vest?

     Each new option granted in exchange for any tendered option will be fully vested as of the same date the holder would have fully vested in the tendered options. For example, if your tendered option would have been 60% vested as of the grant date of the new option, then your new option will be 60% vested on that same date.

     However, if you are a non-exempt employee under the federal wage laws, then none of your new options will become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will vest and become exercisable for the same number of shares for which your corresponding eligible option would have been vested and exercisable at that time had you not tendered that option pursuant to the offer.

     The new options will be granted on or after the first trading day that is at least six months and one day after the date we accept for exchange and cancel eligible options tendered pursuant to the offer. Therefore, even if the eligible options you tender are vested, you will not have any right to purchase shares of our common stock thereunder once they are cancelled. As explained above, you must continue to be an employee of Rainmaker Systems or any of its subsidiaries through the grant date of the new options in order to receive new options. If your employment terminates before that date, then you will not be granted any new options, and you will not receive any other payment or consideration for your tendered options. (Page 15)

 .  Will the new options be different from my eligible options?

     The new options granted in exchange for those options will have substantially the same terms and conditions as those options, except for the new exercise price and a new eight-year maximum term. However, if you are a non-exempt employee under the federal wage laws, then, as required by federal law, your new options will not be exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will become exercisable for the same percentage of shares for which your corresponding eligible option or required option would have been exercisable at that time had you not tendered that option pursuant to this offer.

     If your existing options were originally granted pursuant to (1) the 1998 plan or (2) the 1995 plan, those existing options may contain certain features, such as early exercise periods, which will not be included within the terms of the new options that you will receive under the

1999 plan. For example, options granted under the 1998 plan and 1995 plan could be exercised at any time following the date of grant, whether or not you were vested in the purchased shares. Under the 1999 plan, options are only exercisable for vested shares. Thus, the new options will only become exercisable as you vest in the underlying shares. We recommend that you review and compare the terms of the new stock option agreement with the terms of your existing stock option agreement.

 .    If I tender options in the offer, may I receive other option grants before
     I receive my new options?

         No. If we accept any of the options you tender pursuant to the offer, we do not currently intend to make additional option grants to participants in the exchange until the grant date for your new options. If we were to grant you any options sooner than six months and one day after canceling your tendered options, it would be deemed a repricing. As a result, we could be required for financial reporting purposes to record a compensation expense against our earnings each quarter until the new options are exercised, cancelled or terminated. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. (Page 28)

 .    What happens if there is a change in control of Rainmaker Systems?

         If there is a change in control of Rainmaker Systems, whether by merger, acquisition or asset sale, prior to the expiration of the offer, you may
                                   -----
withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

         If there is a change in control after your tendered options are
                                         -----
accepted for exchange and cancelled but before the new options are granted, and
                                        ------
the surviving corporation assumes the obligation to grant the new option, you would receive new options under the offer provided you remain employed with Rainmaker Systems or the acquiring corporation or one of our or its subsidiaries through the new option grant date. If the surviving or acquiring corporation assumes our outstanding options, the new options would be options to purchase shares of the surviving corporation. The number of shares would be determined by taking the number of our shares that would have been subject to the new options and adjusting it to reflect the manner in which outstanding options are adjusted in connection with such transaction (for example, the number of our shares multiplied by the exchange ratio used in the transaction for holders of our stock). The exercise price would be based on the market price of the surviving corporation's stock.

         We cannot guarantee that any acquiring company in a change in control transaction would agree to assume existing options or the obligation to grant new options. Therefore, it is possible that you may not receive any new options or securities of the surviving corporation or other consideration in exchange for your cancelled options if we are acquired before the new options are granted. In addition, the announcement of a merger, acquisition or other transaction could have a substantial effect on our stock price, which could reduce or eliminate the potential benefits of the offer.

         If we merge into or are acquired by another company after the grant of
                                                             -----
the new options, those options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the new options are not assumed by the successor company or replaced with a cash incentive program preserving the spread on those options at the time of the acquisition, those options would vest on an accelerated basis and become excisable for all of the option shares immediately prior to the acquisition and, to the extent not exercised prior to the acquisition, would thereafter immediately terminate. (Page 15)

         If we acquire another company and Rainmaker Systems is the surviving company, you would have the same rights with respect to any tendered options or new options of Rainmaker Systems as set forth in this offer to exchange.

 .    Will I have to pay taxes if I tender my options in the offer?

         If you tender any options pursuant to the offer, we believe that you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the options. In addition, we believe that the grant of the new options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering or not tendering options in the offer and with respect to any foreign tax laws that may apply to you. (Page 28)

 .    Will my new options be incentive stock options?

         The new options will be designed to qualify as incentive stock options under the U.S. federal tax laws, to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an incentive stock option is granted or exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price will be included in your income for purposes of the alternative minimum tax.

         Because of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, a portion of the new options granted in exchange for your tendered options may be non-statutory or "non-qualified" options under U.S. federal tax laws. An individual does not generally recognize any taxable income when a non-statutory option is granted. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering or not tendering options in the offer. (Page 28)

 .    When does the offer expire? Can the offer be extended, and if so, how will
     I be notified if it is extended?

         The offer expires on January 24, 2002, at 5:00 p.m., Pacific Time, unless it is extended by us.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (Page 10)

 .    How do I tender my options?

         If you decide to tender options, you must deliver, before 5:00 p.m., Pacific Time, on January 24, 2002, a properly completed and duly executed letter of transmittal, in the form that we will provide, and any other documents required by the letter of transmittal to Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066, Attention: Martin Hernandez (Facsimile: (831) 430-9705). You will be required to indicate in the letter of transmittal the particular options you are tendering. Note, if you elect to tender any eligible options, you must also tender all of your required options. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. We will not accept delivery of any letter of transmittal after expiration of the offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of the offer, we will not accept any of your options for exchange and you will not be granted any new options.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options which are not validly withdrawn promptly after the expiration of the offer. (Page 13)

 .    During what period of time may I withdraw previously tendered options?

         You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on January 24, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw your tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in the offer to exchange and the letter of transmittal prior to the expiration of the offer. (Page 14)

 .    What do you think of the offer?

         Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. (Page 12)

 .    Who can I talk to if I have questions about the offer?

         For additional information or assistance, you should contact:

                  Martin Hernandez, COO/CFO
                  or Joan Warren, Human Resources
                  Rainmaker Systems, Inc.
                  1800 Green Hills Road
                  Scotts Valley, California 95066
                  (831) 430-3800 (telephone)

         We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any representation or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering or not tendering options in this offer.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we will exchange, for new options to purchase common stock under the 1999 plan, all eligible and required options that are properly tendered or deemed to be tendered in accordance with Section 4, and are not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below. Eligible options are all options held by current employees of Rainmaker Systems or any of its subsidiaries with an exercise price per share of $0.40 or more that are outstanding. Non-employee directors, board advisors or consultants of Rainmaker Systems are not eligible to participate in the offer.

         Required options are all options, including eligible options, granted to you after May 30, 2001 with an exercise price less than the highest exercise price of other options tendered. If you choose to tender any eligible options pursuant to this offer, you must tender all of your required options. Accordingly, upon your tender of any eligible option pursuant to this offer, you will automatically be deemed to have tendered all of your required options for exchange and cancellation.

         You will receive, in exchange for each tendered option that we accept for exchange and cancellation, a new option exercisable for the same number of shares purchasable under the tendered option, as adjusted for any stock split, combination or the like occurring prior to the grant date of the new options. The new option will be granted on or after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

         If you cease to be an employee of Rainmaker Systems or any of its subsidiaries for any reason after the date you tender options and before the date we grant the new options, you will not receive any new options, or any other payment or consideration, in exchange for your tendered options that have been accepted and cancelled, regardless of how or why your employment terminated. If you terminate employment before your tendered options are cancelled, your tender of those options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered options are automatically withdrawn, you will not receive any new options in exchange therefor.

         In exchange for tendered options, we will grant you new options under the 1999 plan pursuant to a new stock option agreement. The exercise price of the new options will be equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be. The tendered options which we accept pursuant to the offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

         Each new option will be fully vested as of the same date the holder would have fully vested in the tendered options.

     The term "expiration date" means 5:00 p.m., Pacific Time, on January 24, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer, and Section 7 for a description of conditions to the offer.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten (10) business days after the date of such publication.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time, and a "trading day" means any business day on which a closing sale price of our common stock is quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be.

2.   PURPOSE OF THE OFFER.

     We issued the options outstanding under the option plans to provide eligible persons an opportunity to acquire or increase an equity interest in Rainmaker Systems as an incentive for them to remain in the service of the company. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate our employees and are unlikely to be exercised in the foreseeable future. By making the offer to exchange certain outstanding options for new options that will have an exercise price equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be, we intend to provide our current employees with the benefit of equity ownership in us, and thereby create better performance and retention incentives for current employees following the date the tendered options are accepted and cancelled.

     We continually evaluate strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, non-employee directors, advisory board members and consultants as well as provide current employees with the opportunity to make periodic purchases of our common stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in the offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

             (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

             (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

             (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

             (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

             (e) any other material change in our corporate structure or business;

             (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association; provided, however, there can be no assurance that our common stock will not be delisted from Nasdaq if we fail to maintain the standards for continued listing on Nasdaq;

             (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

             (h) the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act;

             (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

             (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to tender your options for exchange, taking into account your own personal circumstances and preferences.

3.   STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

     All eligible options that you do not choose to tender or which we do not accept for exchange and cancellation pursuant to the offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

4.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at 1800 Green Hills Road, Scotts Valley, California 95066, Attention: Martin Hernandez (Facsimile: (831) 430-9705), before the expiration date.

     You will be required to indicate in the letter of transmittal the particular options you are tendering, including the required options. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer. We will not accept delivery of any letter of transmittal after expiration of the offer. If we do not receive a properly completed and duly executed letter of transmittal from you prior to the expiration of the offer, we will not accept any of your options for exchange and you will not be granted any new options.

     The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. However, we will only accept paper delivery, and therefore delivery by e-mail will not be accepted. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

     If you tender any eligible options, you will be deemed to have tendered all your required options for exchange and cancellation. Nevertheless, you should still properly complete the letter of transmittal.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to eligible options or to be subject to new options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to rights to extend, terminate and amend the offer we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 5. If you cease to be an employee prior to the expiration of the offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on January 24, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Time, on January 24, 2002, you may withdraw your tendered options at any time after January 24, 2002 until they are accepted and cancelled. However, if you have tendered and not withdrawn any eligible options, you may not withdraw any of your required options.

     To validly withdraw tendered options, you must deliver to us, at the address set forth on the back cover of this offer to exchange, a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the option plan under which the options were granted, the grant date, the exercise price and the particular options (including the number of option shares subject to each such option) to be withdrawn. We will not accept delivery of a notice of withdrawal by e-mail. Although you may withdraw some, but not all, of your tendered options, you may not withdraw only a portion of a particular tendered option. Except in accordance with the next sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither Rainmaker Systems nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will accept eligible options for exchange and cancellation if properly tendered and not validly withdrawn before the expiration date. Tender of the required options will be accepted at the same time. If your tendered options are accepted and cancelled on January 24, 2002, the scheduled expiration date of the offer, you will be granted your new options on or after July 25, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly tendered, you will be granted new options on a subsequent trading day that is on or after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of tendered options.

     If we accept any of the options you tender in the offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your new options.

     The number of shares of our common stock subject to each new option we grant pursuant to the offer will be the same as the number of shares of our common stock subject to the eligible option you tendered in exchange for that new option, as adjusted to reflect any stock split, combination or the like occurring prior to the grant date of the new options. All new options to be granted in exchange for tendered options will be granted under our 1999 plan and will be subject to the terms and conditions of the 1999 plan and a new stock option agreement between you and us. Each new option will be exercisable only for shares of our common stock. Your new options will have an eight-year term measured from the grant date of the new options.

     If you cease to be an employee for any reason of Rainmaker Systems or any of its subsidiaries after the date you tender your options and before the date we grant the new options, you will not receive any such new options, or any other payment or consideration, in exchange for your tendered options that have been accepted and cancelled, regardless of how or why your employment terminated. The offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the new options, for any reason with or without cause.

     Consequences of a Change in Control of Rainmaker Systems. If there is change in control of Rainmaker Systems, whether by merger, acquisition of asset sale, prior to the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we are merged into or acquired by another entity after your tendered options are accepted for exchange and cancelled but before the new options are granted, we will require the surviving corporation to assume our obligations with respect to the offer to the extent it assumes outstanding options to acquire our common stock. The offer is designed so that employees with the right to receive new options will be treated similarly to holders of our outstanding options at the time of such a transaction. If there is a change in control after your tendered options are accepted for exchange and cancelled but before the new options are granted, and the surviving corporation assumes the obligation to grant the new options, you would receive new options under the offer provided you remain employed with Rainmaker Systems or the acquiring corporation or one of our or its subsidiaries through the new option grant date. If the surviving or acquiring corporation assumes our outstanding options, the new options would be options to purchase shares of the surviving corporation. The number of shares would be determined by taking the number of our shares that would have been subject to the new options and adjusting it to reflect the manner in which outstanding options are adjusted in connection with such transaction (for example, the number of our shares multiplied by the exchange ratio used in the transaction for holders of our stock). The exercise price would be based on the market price of the surviving corporation's stock.

     We cannot guarantee that any acquiring company in a change in control transaction would agree to assume existing options or the obligation to grant new options. Therefore it is possible that you may not receive any new options or securities of the surviving corporation or other consideration in exchange for your cancelled options if we are acquired before the new options are granted. In addition, the announcement of a merger, acquisition or other transaction could have a substantial effect on our stock price, which could reduce or eliminate the potential benefits of the offer.

     We reserve the right to take any action, including entering into an asset sale or similar transaction, that our board of directors believes is in the best interest of our company and our stockholders.

     Partial Tenders. You are not required to accept the offer. You may choose to tender one option in its entirety and not tender another. You may not tender less than all of a particular outstanding option. If you tender any eligible options, you will be deemed to have tendered all your required options for exchange and cancellation.

     For example, if you have received two eligible options, you may choose to tender neither of these eligible options, both of these eligible options, or one of these eligible options. However, if you wish to tender an eligible option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an eligible option in part, the option is outstanding only to the extent of the unexercised portion of the option.

     Should you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular options that you are tendering (including the total number of option shares for which each such option remains outstanding, the grant date and exercise price of each option you are tendering and the option plan under which the option was granted).

     Acceptance of Tendered Options. For purposes of the offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered options. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the new options and the expected grant date of the new options.

7.   CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement of the offer and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered to us:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Rainmaker Systems or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

               (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

               (3) materially impair the benefits we hope to receive as a result of the offer; or

               (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Rainmaker Systems or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

          (c)  there shall have occurred:

               (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, or in Nasdaq;

               (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (3) an act of terrorism or the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

               (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Rainmaker Systems or our subsidiaries or on the trading in our common stock;

               (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiary or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

               (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

               (8) any decline in either the Dow Jones Industrial Average, the Nasdaq or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 30, 2001;

          (d) there shall have occurred any change in generally accepted accounting standards which could or would materially and adversely affect the manner in which we are required for financial accounting purposes to account for the offer;

          (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

               (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                    Schedule 13D or Schedule 13G with the SEC before November 30, 2001;

               (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 30, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or our subsidiary; or

          (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiary that, in our reasonable judgment, is or may be material to us or our subsidiary.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     There is no established trading market for options, including eligible options, granted under the option plans, and there will be no established trading market for any new options that may be granted.

     Our common stock is quoted on Nasdaq under the symbol "RMKR." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by Nasdaq.

Quarter Ended
                                                           High          Low
December 31, 2001 (through November 29, 2001)             $ 0.44       $ 0.17
September 30, 2001                                          0.92         0.20
June 30, 2001                                               1.40         0.72
March 31, 2001                                              2.94         0.75

December 31, 2000                                           2.47         0.78
September 30, 2000                                          3.06         1.56
June 30, 2000                                               7.63         2.25
March 31, 2000                                             19.38         8.00

December 31, 1999 (from November 17, 1999)                 27.25        16.00

     On November 29, 2001, the last reported sale price of our common stock, as quoted on Nasdaq, was $0.30 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline as a result of a number of factors, many of which are outside our control. Our stock price could also rise prior to the grant of the new options and thereafter fall. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and e-commerce companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the new options will be equal to the highest of (i) the closing selling price per share of our common stock on the trading day immediately before the day of grant, (ii) the average of the high and low per share sales price of our common stock on the day of grant, or (iii) the closing selling price per share on the day of grant, as quoted on Nasdaq or on the OTC Bulletin Board, as the case may then be. The exercise price of the new options may be higher than the exercise price of your tendered options. In addition, our common stock may thereafter trade at prices below the exercise price of the new options. In that event, depending on the exercise price of your tendered options and other factors, your new options may be less valuable than your tendered options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the new options or at any time in the future.

9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. The new options to be issued in exchange for options properly tendered and accepted for exchange and cancellation by us will be issued under our 1999 plan. The number of shares of common stock subject to each new option to be granted to each option holder in exchange for his or her tendered options will be the same as the number of shares subject to the tendered option at the time of cancellation, as adjusted to reflect any stock splits, combinations or the like occurring prior to the grant date of the new options.

     If we receive and accept tenders of all outstanding eligible and required options, we will grant new options to purchase approximately 3,065,120 shares of our common stock. If all eligible options and required options are properly tendered and accepted and cancelled, the common stock issuable upon exercise of the new options granted in exchange will equal approximately 8% of the total shares of our common stock outstanding (on a fully diluted basis), based on the number of shares of our common stock outstanding as of November 28, 2001. The shares of common stock subject to tendered options outstanding under the 1999 plan that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under such Plan and may provide some or all of the shares needed for the option grants that will be made under such Plan in carrying out the exchange that is the subject of the offer.

     Terms of New Options. The new options will be granted under the 1999 plan and will be evidenced by a new stock option agreement between us and each option holder whose tendered options we accept for exchange and cancel. Each new option will be exercisable for shares of our common stock. Each new option will have a term of eight years, measured from the grant date of the new options.

     Each of the new options will be an incentive stock option under the U.S. federal income tax laws, to the maximum extent permissible. However, as a result of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, a portion of the new options granted in exchange for your tendered options may be non-statutory or "non-qualified" options under U.S. federal tax laws. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess, if any, of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

     The grant of new options pursuant to the offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer.

1999 Plan Description

     The following description of the 1999 plan and the new stock option agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 1999 plan and the form of stock option agreement. The complete 1999 plan document, as amended and restated, is filed with the U.S. Securities and Exchange Commission as an exhibit to Form S-8, filed on June 14, 2001, and incorporated herein by reference. Please contact us at 1800 Green Hills Road, Scotts Valley, California 95066, Attention: Martin

Hernandez, (telephone: (831) 430-3800), to receive a copy of the 1999 plan document. We will promptly furnish you copies of this document at our expense.

     Share Reserve. At this time, 9,435,333 shares of our common stock have been reserved for issuance under the 1999 plan. Such reserve consists of (i) the 7,866,498 shares of common stock initially reserved for issuance under the 1999 plan (including the shares of common stock which remained available for issuance under the 1998 plan and 1995 plan and the outstanding options under the 1998 plan and the 1995 plan, as of the 1999 plan effective date) and (ii) an additional increase of 1,568,835 shares added to the plan reserve on January 2, 2001 pursuant to the automatic annual increase provision of the 1999 plan. The share reserve under our 1999 plan will automatically increase on the first trading day in January each year by an amount equal to four percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 3,000,000 shares. Additionally, upon the cancellation of any outstanding options, whether granted under the 1999 plan, 1998 plan or 1995 plan, the shares will be added back to the 1999 plan share reserve. Except as otherwise noted below, the options granted under the 1998 plan and 1995 plan have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

     In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year, subject to adjustment for stock splits, stock dividends and other similar transactions.

     Programs. Our 1999 plan has five separate programs:

     . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     . the stock issuance program, under which eligible individuals may be issued shares of common stock which will vest upon the attainment of performance milestones or upon the completion of a period of service or which are fully vested at issuance as a bonus for past services;

     . the salary investment option grant program, which has not yet been put into effect by the compensation committee, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

     . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     . the director fee option grant program, which has not yet been put into effect by the compensation committee, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

     Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

     Administration. The discretionary option grant and stock issuance programs are administered by our compensation committee. This committee determines which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Plan Features. Our 1999 plan includes the following features:

     . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     . The compensation committee has the authority to cancel outstanding options under the discretionary option grant program, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options originally granted under our 1998 plan or 1995 plan has any stock appreciation rights.

     Change in Control. The 1999 plan includes the following change in control provisions which may result in the accelerated vesting and/or termination of outstanding option grants and stock issuances:

     . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     . The compensation committee has complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

     . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     The compensation committee may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares. The compensation committee may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have Rainmaker Systems withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the compensation committee may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

Amendment and Termination

     The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the 1999 plan will terminate on the earliest of (i) October 1, 2009 (ii) the date on which all shares available for issuance under the 1999 plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of Rainmaker Systems.

     Deductibility of Executive Compensation. We anticipate that any compensation deemed paid by Rainmaker Systems in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of Rainmaker Systems. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by us without limitation under Section 162(m) of the Internal Revenue Code.

10.  NEW OPTIONS WILL DIFFER FROM ELIGIBLE OPTIONS.

     If your tendered options were originally granted under the 1999 plan, then the new options granted in exchange for your options will have substantially the same terms and conditions as those options, except that the new options will have a new exercise price and a new eight-year maximum term. However, if you are a non-exempt employee under the federal wage laws, then none of your new options will become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your new options will vest and become exercisable for the same number of shares for which your corresponding eligible option would have been vested and exercisable at that time had you not tendered that option pursuant to the offer.

     If any of your tendered options were originally granted under the 1998 plan or 1995 plan, those options may contain certain features, such as the ability to exercise your options prior to vesting, which will not be included within the terms of the new options you will receive under the 1999 plan. Additionally, the options which were originally granted under our 1995 plan were structured to immediately terminate in the event we were acquired and the acquiring company did not assume those options. None of those features or any other special features which may form part of your eligible options or required options will be included in the new options granted to you under the 1999 plan, and by tendering your eligible options and required options for new options, you will thereby agree to the elimination of those special features.

11.  INFORMATION CONCERNING RAINMAKER SYSTEMS.

Overview

     Rainmaker Systems is a leading outsource provider of Internet-enabled sales and marketing services. We deliver targeted programs to maximize revenue per customer and strengthen customer loyalty. Our Contract Renewals Plus(SM) service optimizes the sales and management of support contracts and software subscriptions. By integrating technology, processes and people, Rainmaker provides a transparent customer relationship infrastructure for its clients.

     We are incorporated in Delaware. Our principal execute offices are located at 1800 Green Hills Road, Scotts Valley, California 95066, and our telephone number at that address is (831) 430-3800.

Financial Information

     The following table sets forth selected consolidated financial operating data for Rainmaker Systems. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference. The selected historical statement of operations data for the nine-month periods ended September 30, 2000 and 2001 and the selected historical balance sheet data as of September 30, 2000 and 2001 have been derived from the consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Form 10-K and Form 10-Q and our other reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               Year Ended         Nine Months Ended
                                               December 31,         September 30,
                                           --------------------    --------------------
                                             2000        1999        2001        2000
                                           --------    --------    --------    --------
                                               (in thousands, except per share data)
Statement of Operations Data:
     CRM services revenue ...............  $ 59,371    $ 60,665    $ 32,814    $ 46,537
     Cost of CRM services revenue .......    42,508      41,539      22,586      33,654
                                           --------    --------    --------    --------
     CRM services gross profit ..........    16,863      19,126      10,228      12,883
Selling, general and administrative
  expenses ..............................    38,150      28,939      20,972      29,234
Restructuring charge ....................       675          --          --         868
                                           --------    --------    --------    --------

Operating income (loss) .................   (21,962)     (9,813)    (10,744)    (17,219)
     Interest income (expense), net .....     1,756         774         363       1,430
     Gain from sale of catalog/
         distributor ....................        50          80          --          --
                                           --------    --------    --------    --------

Income (loss) before income taxes .......   (20,156)     (8,959)    (10,381)    (15,789)
Income tax expense (benefit) ............        --      (1,650)         --          --
                                           --------    --------    --------    --------

Net income (loss) .......................   (20,156)     (7,309)    (10,381)    (15,789)
Preferred A dividends ...................        --          --          --          --
Preferred C and D cumulative dividends ..        --      (1,265)         --          --
Excess of redemption of preferred stock
  over stated value .....................        --      (1,941)         --          --
                                           --------    --------    --------    --------
Income (loss) available to common
  stockholders ..........................  $(20,156)   $(10,515)   $(10,381)   $(15,789)
                                           ========    ========    ========    ========
Net income (loss) per share:
     Basic ..............................  $  (0.52)   $  (0.49)   $  (0.27)   $  (0.41)
                                           ========    ========    ========    ========

     Diluted ............................  $  (0.52)   $  (0.49)   $  (0.27)   $  (0.41)
                                           ========    ========    ========    ========
Number of shares used in per share
  calculations:
     Basic ..............................    38,798      21,300      37,958      38,694
                                           ========    ========    ========    ========

     Diluted ............................    38,798      21,300      37,958      38,694
                                           ========    ========    ========    ========

                                                      Year Ended          Nine Months Ended
                                                      December 31,          September 30,
                                                 -------------------     -------------------
                                                  2000         1999        2001        2000
                                                 -------     -------     -------     -------
                                                    (in thousands, except per share data)
Balance Sheet Data:
Cash, cash equivalents and short-term
  investments ................................. $ 22,879    $ 43,885    $  9,673    $ 27,832
Working capital ...............................   17,546      43,759       7,323      22,889
Total assets ..................................   42,222      57,867      22,775      45,949
Long-term debt and capital lease obligations,
  less current portion ........................    1,041       1,090         504       1,198
Redeemable preferred stock ....................       --          --          --          --
Total stockholders' equity ....................   25,283      45,208      14,079      30,572

     See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the financial statements from which the selected financial data summarized above were derived.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this offer to exchange as Schedule I. As of November 27, 2001, our executive officers and
            ----------
directors as a group beneficially owned 6,133,772 shares of our common stock which represents 16% of the outstanding common shares, and options to purchase a total of 2,680,070 shares of our common stock, which represented approximately 55% of the shares subject to all options outstanding as of that date. For information with respect to the beneficial ownership by our directors and officers of options to purchase our common stock, please refer to our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2001. Certain of our executive officers have informed us that they intend to tender their eligible options pursuant to the offer.

     Except as described below, and other than ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by Rainmaker Systems or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Rainmaker Systems.

     On November 8, 2001, Ritch Haselden, our Vice President, Telesales Services, was granted an option under our 1999 Plan to purchase 75,000 shares of our common stock at an exercise price of $0.215 per share. On November 8, 2001, Tina Lally, our Vice President, Direct Marketing, was granted an option under our 1999 Plan to purchase 75,000 shares of our common stock at an exercise price of $0.215 per share. On October 31, 2001, several of our executive officers made common stock purchases under our 1999 Employee Stock Purchase Plan in the ordinary course pursuant to the terms of that plan.

13. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

     All tendered options that are accepted for exchange will be cancelled.
All tendered options that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the 1999 plan and may fund part of the share reserve required under the 1999 plan to carry out the option exchange that is the subject of the offer. To the extent those shares exceed the reserve necessary for issuance upon the exercise of the new options to be granted in connection with the offer, those excess shares will be available for future awards to employees and other eligible plan participants.

     Under APB Opinion No. 25 and FASB Interpretation No. 44 which we have elected to apply to our equity compensation, options granted to employees under the 1999 plan, including those options that will be granted to employees who participate in the tender offer, generally do not result in any direct charge to our reported earnings because the exercise price of each option, pursuant to the 1999 plan, must be at least 100% of fair market value of the underlying stock on the date of grant. However, the fair value of those options must be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have had upon our reported earnings were the fair value of those options at the time of grant recorded as compensation expense. In addition, the number of outstanding options may be a factor in determining our diluted earnings per share.

     However, we could incur additional compensation expense if any new options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled. An option grant made before the expiration of that period could be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings each quarter, the change in the cumulative increases in the market price of the underlying option shares occurring between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised.

14.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business and that might be adversely affected by our exchange of options and our grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and cancellation and to issue restricted stock for tendered options is subject to conditions, including the conditions described in Section 7.

15.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer and the grant of new options. This discussion is based on the U.S. Internal Revenue Code, its relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including any international employees.

     Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their decision as to whether to participate in the offer. You may have received with this offer to exchange a short summary of some of the important tax implications you should take into account if you are subject to taxation in a country other than the United States.

     Exchange of Options for New Options. If you exchange outstanding options for new options to be granted six months and a day or more later, we believe that you will not be required to recognize income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer.

     Grant of New Options and Supplemental Options. We believe that you will not be required to recognize any income for U.S. federal income tax purposes when the new options are granted to you. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer.

     Exercise of New Options. The tax treatment of the new options will depend upon whether those options are incentive stock options or non-statutory stock options under the U.S. federal tax laws.

     Incentive Stock Options. No taxable income will be recognized, for regular U.S. federal income tax purposes, at the time the option is exercised. However, any spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) will, for alternative minimum tax purposes under U.S. federal income tax law, be included in your alternative minimum taxable income at the time of exercise. You will recognize taxable income in the year in which the purchased shares are subsequently sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date of grant of the new option for the shares involved in such sale or disposition and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

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

     Upon a qualifying disposition, you will recognize long-term capital gain for U.S. federal income tax purposes in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over
(ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable to you as ordinary income. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

     Non-Statutory Stock Options. When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess, if any, of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

     Effect on Incentive Stock Options Not Tendered. If you hold eligible or required stock options that are incentive stock options under the U.S. federal tax laws, we do not believe that the offer will affect the tax status of those incentive stock options should you decide not to accept the offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize the offer as a "modification" of those incentive stock options, even if you decline the offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant. If you hold eligible or required stock options that are incentive stock options and have a remaining term of less than eight (8) years, those options may be disqualified for incentive stock option purposes entirely, if the IRS characterizes this offer as a modification.

     We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

     If you choose not to exchange all your eligible options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the options you do not exchange and to the subsequent sale of the common stock purchased under those options.

16.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change, such as, for example, by press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten (10) business days after the date of such publication.

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



17.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

18.  ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO or the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 29,
2001;

          2. our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2001, filed with the SEC on October 19, 2001; and

          3. the description of our common stock included in our registration statement on Form S-1 (Registration No. 333-86445), which was initially filed with the SEC on September 2, 1999, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-28009. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

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

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on Nasdaq under the symbol "RMKR".

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                             Rainmaker Systems, Inc.
                          Attention: Investor Relations
                              1800 Green Hills Road
                         Scotts Valley, California 95066

or by telephoning us at (831) 430-3894 between the hours of 9:00 a.m. and 5:00 p.m., Scotts Valley, California local time.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about Rainmaker Systems should be read together with the information contained in the documents to which we have referred you.

19.  MISCELLANEOUS.

     This offer to exchange and our SEC reports referred to above include "forward-looking statements". When used in this offer to exchange, the words "anticipate," "believe," "estimate," expect," "intend," "believe," "seek," "may" and "plan" as they relate to Rainmaker Systems or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. These statements speak only of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

     Important factors that may cause such a difference for Rainmaker Systems in connection with the stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of Rainmaker Systems common stock during the program and in the period between the cancellation of old options and the issuance of new options under the program; corporate developments affecting Rainmaker Systems between the cancellation of old options and the issuance of new options under the program; other factors affecting our ability to retain and hire key executives, technical personnel and other employees in

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

the numbers, with the capabilities, and at the compensation levels needed to implement our business and product plans; our unproven business model and limited operating history; our history of losses and expectation of significant losses for the foreseeable future; our lack of significant revenues and the risk that we may be unable to adjust spending quickly enough to offset any unexpected revenue short fall; the significant fluctuation to which our quarterly revenues and operating results are subject; the effects of natural disasters and other events beyond our control; and other factors. Currently, Nasdaq has implemented a moratorium on certain requirements for continued listing of our common stock on Nasdaq until January 2, 2002. There is no guarantee that we will be able to maintain the standards for continued quotation on Nasdaq that are reinstituted at that time.

     Our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this offer to exchange.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the representations and information contained in this document or to which we have referred you.

Rainmaker Systems, Inc.                                        November 30, 2001

                                   SCHEDULE I

Information Concerning the Directors and Executive Officers of Rainmaker Systems

         The directors and executive officers of Rainmaker Systems and their positions and offices as of November 30, 2001, are set forth in the following table:

            NAME                             POSITION AND OFFICES HELD
            ----                             -------------------------

Michael Silton ..................   President, Chief Executive Officer and
                                    Chairman of the Board

Martin Hernandez ................   Chief Operating Officer, Secretary and Chief
                                    Financial Officer

Ritch Haselden ..................   Vice President, Telesales Services

Tina Lally ......................   Vice President, Direct Marketing

Alok Mohan ......................   Director

James Richardson ................   Director

Andrew Sheehan ..................   Director

Robert Leff .....................   Director

     The address of each director and executive officer is: c/o Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066.

================================================================================

                                OFFER TO EXCHANGE

                       CERTAIN OPTIONS TO PURCHASE SHARES

                    OF COMMON STOCK HAVING AN EXERCISE PRICE

                           PER SHARE OF $0.40 OR MORE

                                       FOR

                                 NEW OPTIONS OF

                             RAINMAKER SYSTEMS, INC.

                                  ____________


     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Martin Hernandez at Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066 (telephone: (831) 430-3800).

                                  ____________


                                NOVEMBER 30, 2001

================================================================================

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